OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2011 FIRST QUARTER RESULTS

Houston, Texas - February 4, 2011 - OYO Geospace (NASDAQ: OYOG) today announced net income of $8.2 million, or $1.30 per diluted share, on revenues of $43.1 million for its quarter ended December 31, 2010. This compares with net income of $1.1 million, or $0.18 per diluted share, on revenues of $26.3 million in the comparable quarter last year.

"Our first quarter of fiscal year 2011 produced outstanding financial results due to several factors. Foremost, during the quarter we delivered almost 29,000 channels of our GSR wireless data acquisition system to various customers, including 7,800 rented channels. GSR feedback from our customers has been positive, and we are pleased to hear about productivity improvements to our customers' operations. We now have almost 60,000 GSR channels sold, rented or available for rent. In addition, other important products contributed significantly to the first quarter's financial performance, including our marine and borehole reservoir monitoring products," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"To meet our growing product demand, we increased our worldwide employee headcount during the first quarter from 891 to 976, an increase of 9.5 percent. The added personnel, especially at our Houston manufacturing plant, improved our factory productivity and utilization. Backlog at December 31, 2010 has more than doubled since the beginning of our fiscal first quarter."

"Cash flow remained healthy throughout the first quarter. During the first quarter ended December 31, 2010, we paid off a $7.7 million mortgage on our Pinemont property in Houston, Texas and ended the first quarter debt free."

"At this time, we are optimistic about the immediate outlook. Regarding the second quarter of fiscal year 2011, we expect to fulfill sales commitments for approximately 11,000 single-channel GSR units. In addition, we expect to fulfill rental commitments for another 12,000 single-channel GSR units during the second quarter, which will bring our total GSR rental commitments to approximately 20,000 channels. Other key product categories, including marine, borehole and sensor products also have ample levels of commitment for delivery in the second quarter. Although our quoting activities are high, we remain cautious about the future outlook given our limited visibility beyond the next quarter. However, we are encouraged with our first quarter results and with the feedback we are receiving from our customers."

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended	Three Months Ended
	December 31, 2010	December 31, 2009

Net sales	$ 43,101	$ 26,316
Cost of sales	24,008	19,155
Gross profit	19,093	7,161
Operating expenses:
Selling, general and administrative	4,442	3,739
Research and development	2,940	1,728
Bad debt recovery	(70)	(42)
Total operating expenses	7,312	5,425

Gain on sale of assets	16	--

Income from operations	11,797	1,736

Other income (expense):
Interest expense	(43)	(84)
Interest income	62	51
Foreign exchange gains	140	50
Other, net	(20)	(174)
Total other income (expense), net	139	(157)

Income before income taxes	11,936	1,579
Income tax expense	3,723	478

Net income	$ 8,213	$ 1,101

Basic earnings per share	$ 1.34	$ 0.18

Diluted earnings per share	$ 1.30	$ 0.18

Weighted average share outstanding - Basic	6,118,666	6,013,146
Weighted average share outstanding - Diluted	6,306,718	6,177,460